Exhibit 99.1

News Release

Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr. (908) 298-7415
	Investor Contacts:	Alex Kelly (908) 298-7436

SCHERING-PLOUGH ELECTS THOMAS J. COLLIGAN TO BOARD OF DIRECTORS

KENILWORTH, N.J., June 28, 2005 – Schering-Plough Corporation (NYSE: SGP) today announced the election of Thomas J. Colligan, retired vice chairman – client service of PricewaterhouseCoopers LLP, as a member of its Board of Directors. Colligan is an independent director under both the New York Stock Exchange standards and the more restrictive Schering-Plough Board independence standards.

     Colligan, 60, served for 35 years as an executive at PricewaterhouseCoopers until his retirement in 2004 from the position of vice chairman – client service. Colligan has broad experience in pharmaceuticals as well as technology, telecommunications and consumer products.

     “Tom brings broad experience in the management of complex global organizations and transactions,” said Fred Hassan, Schering-Plough chairman and chief executive officer. “His experience and good judgment will be of special value as we move forward into new phases of our Action Agenda to transform Schering-Plough into a high-performance, global competitor.”

     Colligan is a managing director at Duke Corporate Education and serves on the board of Corgentech. He is involved in numerous community service activities, serves as chair of the Board of Trustees of the Newark Boys Chorus School, and is a member of the Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University, Madison and Teaneck, N.J.

     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

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